Entravision Communications

Exhibit 99.1

ENTRAVISION COMMUNICATIONS CORPORATION REPORTS

SECOND QUARTER 2017 RESULTS

- Announces Increase in Quarterly Cash Dividend to $0.05 Per Share –

- Announces $15 Million Share Repurchase Program –

- Receives $263.6 Million from the FCC Auction for Broadcast Spectrum –

- Enters into Definitive Agreement to Acquire NBC Affiliate KMIR-TV and MyNetworkTV Affiliate KPSE-LD

Serving Palm Springs, California –

SANTA MONICA, CALIFORNIA, August 2, 2017 – Entravision Communications Corporation (NYSE: EVC) today reported financial results for the three- and six-month periods ended June 30, 2017.

Historical results, which are attached, are in thousands of U.S. dollars (except share and per share data). This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each of these non-GAAP financial measures, and a table reconciling each of these non-GAAP financial measures to its most directly comparable GAAP financial measure is included beginning on page 10. Unaudited financial highlights are as follows:

	Three-Month Period			Six-Month Period
	Ended June 30,			Ended June 30,
	2017	2016	% Change	2017	2016	% Change
Net revenue	$70,509	$64,829	9%	$128,019	$122,942	4%
Cost of revenue - digital media (1)	8,762	2,373	269%	10,514	4,212	150%
Operating expenses (2)	41,945	39,948	5%	80,237	78,948	2%
Corporate expenses (3)	5,619	5,293	6%	11,486	10,897	5%
Foreign currency (gain) loss	351	-	NM	351	-	NM

Consolidated adjusted EBITDA (4)	14,924	18,171	(18)%	27,494	30,782	(11)%

Free cash flow (5)	$5,643	$11,799	(52)%	$12,868	$18,357	(30)%

Net income	$3,495	$5,717	(39)%	$6,113	$7,987	(23)%

Net income per share, basic and diluted	$0.04	$0.06	(33)%	$0.07	$0.09	(22)%

Weighted average common shares outstanding, basic	90,354,982	89,134,412		90,296,057	89,015,934
Weighted average common shares outstanding, diluted	92,033,111	91,140,596		91,897,150	91,036,353

Entravision Communications

(1)

Cost of revenue consists primarily of the costs of online media acquired from third-party publishers. Media cost is classified as cost of revenue in the period in which the corresponding revenue is recognized.

(2)

Operating expenses include direct operating and selling, general and administrative expenses. Included in operating expenses are $0.3 million of non-cash stock-based compensation for each of the three-month periods ended June 30, 2017 and 2016, and $0.5 million and $0.6 million of non-cash stock-based compensation for the six-month periods ended June 30, 2017 and 2016, respectively. Operating expenses do not include corporate expenses, foreign currency (gain) loss, depreciation and amortization, impairment charge, gain (loss) on sale of assets, gain (loss) on debt extinguishment and other income (loss).

(3)

Corporate expenses include $0.8 million and $0.6 million of non-cash stock-based compensation for the three-month periods ended June 30, 2017 and 2016, respectively, and $1.5 million and $1.3 million of non-cash stock-based compensation for the six-month periods ended June 30, 2017 and 2016, respectively.

(4)

Consolidated adjusted EBITDA means net income (loss) plus gain (loss) on sale of assets, depreciation and amortization, non-cash impairment charge, non-cash stock-based compensation included in operating and corporate expenses, net interest expense, other income (loss), gain (loss) on debt extinguishment, income tax (expense) benefit, equity in net income (loss) of nonconsolidated affiliate, non-cash losses and syndication programming amortization less syndication programming payments. We use the term consolidated adjusted EBITDA because that measure is defined in our credit facility and does not include gain (loss) on sale of assets, depreciation and amortization, non-cash impairment charge, non-cash stock-based compensation, net interest expense, other income (loss), gain (loss) on debt extinguishment, income tax (expense) benefit, equity in net income (loss) of nonconsolidated affiliate, non-cash losses and syndication programming amortization and does include syndication programming payments. While many in the financial community and we consider consolidated adjusted EBITDA to be important, it should be considered in addition to, but not as a substitute for or superior to, other measures of liquidity and financial performance prepared in accordance with accounting principles generally accepted in the United States of America, such as cash flows from operating activities, operating income and net income. As consolidated adjusted EBITDA excludes non-cash gain (loss) on sale of assets, non-cash depreciation and amortization, non-cash impairment charge, non-cash stock-based compensation expense, net interest expense, other income (loss), gain (loss) on debt extinguishment, income tax (expense) benefit, equity in net income (loss) of nonconsolidated affiliate, non-cash losses and syndication programming amortization and includes syndication programming payments, consolidated adjusted EBITDA has certain limitations because it excludes and includes several important non-cash financial line items. Therefore, we consider both non-GAAP and GAAP measures when evaluating our business. Consolidated adjusted EBITDA is also used to make executive compensation decisions.

(5)

Free cash flow is defined as consolidated adjusted EBITDA less cash paid for income taxes, net interest expense, and capital expenditures. Net interest expense is defined as interest expense, less non-cash interest expense relating to amortization of debt finance costs, and less interest income.

Commenting on the Company’s earnings results, Walter F. Ulloa, Chairman and Chief Executive Officer, said, “During the second quarter, we achieved revenue growth driven by increases in our digital media segment attributable to the acquisition of Headway.  This growth in our digital media segment offset decreases in our radio segment and television segment, which were affected by the loss of political advertising revenue compared to 2016.  We continued to build our digital footprint and, looking ahead, we remain well positioned to build on our success in further attracting Latino audiences, expanding our advertiser base and monetizing our reach to the benefit of our shareholders.”

Quarterly Cash Dividend

The Company announced today that its Board of Directors has approved a quarterly cash dividend to shareholders of $0.05 per share of the Company's Class A, Class B and Class U common stock, in an aggregate amount of approximately $4.5 million, which represents an increase from the prior quarter’s dividend, which was $0.03125 per share. The quarterly dividend will be payable on September 29, 2017 to shareholders of record as of the close of business on September 14, 2017, and the common stock will trade ex-dividend on September 12, 2017. As previously announced, the Company currently anticipates that future cash dividends will be paid on a quarterly basis; however, any decision to pay future cash dividends will be subject to approval by the Board.

Share Repurchase Program

On July 13, 2017, the Board of Directors approved the repurchase of up to $15 million of the Company’s common stock.  Under the new share repurchase program, the Company is authorized to purchase shares from time to time through open market purchases or negotiated purchases, subject to market conditions and other factors.  On the same date, the Board terminated the Company’s previous share repurchase program of up to $20 million of the Company’s common stock.

Receives Proceeds from FCC Auction for Broadcast Spectrum

On July 21, 2017, the Company received proceeds of $263.6 million related to its participation in the Federal Communications Commission (the “FCC”) auction for broadcast spectrum. The proceeds reflect the FCC’s acceptance of one or more bids placed by the Company during the auction to modify and/or relinquish spectrum usage rights for certain of the Company’s television stations. The Company does not expect that the modification and/or relinquishment of the spectrum usage rights will result in material changes in the operations or results of the Company. The proceeds of the auction were deposited into the account of a “qualified intermediary” to comply with Internal Revenue Code Section 1031 requirements to execute a like-kind exchange.

Entravision Communications

Acquisition of NBC Affiliate KMIR-TV and MyNetworkTV Affiliate KPSE-LD Serving Palm Springs, California

On July 20, 2017, the Company entered into an agreement with OTA Broadcasting (PSP), LLC to acquire television stations KMIR-TV, the local NBC affiliate, and KPSE-LD, the local MyNetworkTV affiliate, serving the Palm Springs, California area, for an aggregate of $21 million.  The transaction, which is subject to customary closing conditions, including the prior consent of the FCC, is currently expected to close in the fourth quarter of 2017.

Amendment of Bank Credit Facility

The Company has entered into an amendment to its bank credit facility.  The amendment increases the amount of certain restricted payments that the Company can make under the terms of the credit facility.  Additional details regarding the amendment are provided in the company’s Current Report on Form 8-K dated August 2, 2017, filed with the Securities and Exchange Commission.

Financial Results

Three-Month Period Ended June 30, 2017 Compared to Three-Month Period Ended

June 30, 2016

(Unaudited)

	Three-Month Period
	Ended June 30,
	2017	2016	% Change
Net revenue	$70,509	$64,829	9%
Cost of revenue - digital media (1)	8,762	2,373	269%
Operating expenses (1)	41,945	39,948	5%
Corporate expenses (1)	5,619	5,293	6%
Depreciation and amortization	4,577	3,885	18%
Foreign currency (gain) loss	351	-	NM

Operating income	9,255	13,330	(31)%
Interest expense, net	(3,573)	(3,741)	(4)%

Income before income taxes	5,682	9,589	(41)%
Income tax expense	(2,119)	(3,872)	(45)%
Net income (loss) before equity in net income (loss) of nonconsolidated affiliates	3,563	5,717	(38)%
Equity in net income (loss) of nonconsolidated affiliates, net of tax	(68)	-	NM
Net income	$3,495	$5,717	(39)%

(1)	Cost of revenue, operating expenses and corporate expenses are defined on page 1.

Net revenue increased to $70.5 million for the three-month period ended June 30, 2017 from $64.8 million for the three-month period ended June 30, 2016, an increase of $5.7 million. Of the overall increase, $9.5 million was attributable to our digital segment and was primarily due to the acquisition of Headway during the second quarter of 2017, which did not contribute to net revenue in prior periods. The overall increase was partially offset by a decrease in our radio segment of $2.4 million due primarily to decreases in local and national advertising revenue, and a decrease in political advertising revenue, which was not material in 2017, and a decrease in our television segment of $1.4 million due primarily to a decrease in local revenue and a decrease in political advertising revenue, which was not material in 2017.

Cost of revenue, which we incur in our digital segment, increased to $8.8 million for the three-month period ended June 30, 2017 from $2.4 million for the three-month period ended June 30, 2016, an increase of $6.4 million, primarily due to the acquisition of Headway during the second quarter of 2017, which did not contribute to cost of revenue in prior periods..

Operating expenses increased to $41.9 million for the three-month period ended June 30, 2017 from $39.9 million for the three-month period ended June 30, 2016, an increase of $2.0 million. Of the overall increase, $2.2 million was attributable to our digital segment and was primarily due to the acquisition of Headway during the second quarter of 2017, which did not contribute to operating expenses in prior periods. The overall increase was partially offset by a decrease in expenses associated with the decrease in advertising revenue, a decrease in expense for ratings services, a decrease in event expense and a decrease in bad debt expense.

Entravision Communications

Corporate expenses increased to $5.6 million for the three-month period ended June 30, 2017 from $5.3 million for the three-month period ended June 30, 2016, an increase of $0.3 million. The increase was primarily due to an increase in salary expense and non-cash stock-based compensation expense.

Six-Month Period Ended June 30, 2017 Compared to Six-Month Period Ended

June 30, 2016

(Unaudited)

	Six-Month Period
	Ended June 30,
	2017	2016	% Change
Net revenue	$128,019	$122,942	4%
Cost of revenue - digital media (1)	10,514	4,212	150%
Operating expenses (1)	80,237	78,948	2%
Corporate expenses (1)	11,486	10,897	5%
Depreciation and amortization	8,123	7,912	3%
Foreign currency (gain) loss	351	-	NM

Operating income	17,308	20,973	(17)%
Interest expense, net	(7,109)	(7,600)	(6)%

Income before income taxes	10,199	13,373	(24)%

Income tax expense	(4,018)	(5,386)	(25)%
Net income (loss) before equity in net loss of nonconsolidated affiliates	6,181	7,987	(23)%
Equity in net loss of nonconsolidated affiliates, net of tax	(68)	-	NM
Net income	$6,113	$7,987	(23)%

(1)	Cost of revenue, operating expenses and corporate expenses are defined on page 1.

Net revenue increased to $128.0 million for the six-month period ended June 30, 2017 from $122.9 million for the six-month period ended June 30, 2016, an increase of $5.1 million. Of the overall increase, $9.0 million was attributable to our digital segment and was primarily due to the acquisition of Headway during the second quarter of 2017, which did not contribute to net revenue in prior periods. The overall increase was partially offset by a decrease in our radio segment of $3.5 million due primarily to decreases in local and national advertising revenue, and a decrease in political advertising revenue, which was not material in 2017, and a decrease in our television segment of $0.3 million due primarily to a decrease in local revenue and a decrease in political advertising revenue, which was not material in 2017, partially offset by an increase in national advertising revenue and an increase in retransmission consent revenue.

Cost of revenue, which we incur in our digital segment, increased to $10.5 million for the six-month period ended June 30, 2017 from $4.2 million for the six-month period ended June 30, 2016, an increase of $6.3 million, primarily due to the acquisition of Headway during the second quarter of 2017, which did not contribute to cost of revenue in prior periods.

Operating expenses increased to $80.2 million for the six-month period ended June 30, 2017 from $78.9 million for the six-month period ended June 30, 2016, an increase of $1.3 million. Of the overall increase, $1.9 million was attributable to our digital segment and was primarily due to the acquisition of Headway during the second quarter of 2017, which did not contribute to operating expenses in prior periods. The overall increase was partially offset by a decrease in expenses associated with the decrease in advertising revenue, a decrease in expense for ratings services, a decrease in event expense and a decrease in bad debt expense.

Corporate expenses increased to $11.5 million for the six-month period ended June 30, 2017 from $10.9 million for the six-month period ended June 30, 2016, an increase of $0.6 million. The increase was primarily due to legal and financial due diligence costs related to the Headway acquisition and non-cash stock-based compensation expense.

Entravision Communications

Segment Results

The following represents selected unaudited segment information:

	Three-Month Period			Six-Month Period
	Ended June 30,			Ended June 30,
	2017	2016	% Change	2017	2016	% Change
Net Revenue
Television	$37,764	$39,215	(4)%	$75,474	$75,780	(0)%
Radio	17,163	19,552	(12)%	32,882	$36,436	(10)%
Digital	15,582	6,062	157%	19,663	$10,726	83%
Total	$70,509	$64,829	9%	$128,019	$122,942	4%

Cost of Revenue - digital media (1)
Digital	$8,762	$2,373	269%	$10,514	$4,212	150%

Operating Expenses (1)
Television	20,150	20,668	(3)%	40,355	$41,148	(2)%
Radio	15,620	16,235	(4)%	31,341	$32,064	(2)%
Digital	6,175	3,045	103%	8,541	$5,736	49%
Total	$41,945	$39,948	5%	$80,237	$78,948	2%

Corporate Expenses (1)	$5,619	$5,293	6%	$11,486	$10,897	5%

Foreign currency (gain) loss	$351	$-	NM	$351	$-	NM

Consolidated adjusted EBITDA (1)	$14,924	$18,171	(18)%	$27,494	$30,782	(11)%

(1)	Cost of revenue, operating expenses, corporate expenses, and consolidated adjusted EBITDA are defined on page 1.

Entravision Communications Corporation will hold a conference call to discuss its 2017 second quarter results on August 2, 2017 at 5 p.m. Eastern Time. To access the conference call, please dial 412-317-5440 ten minutes prior to the start time. The call will be webcast live and archived for replay on the investor relations portion of the Company’s web site located at www.entravision.com.

Entravision Communications Corporation is a leading global media company that reaches and engages U.S. Latinos across acculturation levels and media channels, as well as consumers in Mexico and other markets in Latin America. The Company’s comprehensive portfolio incorporates integrated media and marketing solutions comprised of acclaimed television, radio, digital properties, events, and data analytics services. Entravision has 54 primary television stations and is the largest affiliate group of both the Univision and UniMás television networks. Entravision also owns and operates 49 primarily Spanish-language radio stations featuring nationally recognized talent, as well as the Entravision Audio Network and Entravision Solutions, a coast-to-coast national spot and network sales and marketing organization representing Entravision’s owned and operated, as well as its affiliate partner, radio stations. Entravision's Pulpo digital advertising unit is the #1-ranked online advertising platform in Hispanic reach according to comScore Media Metrix®, and Entravision's digital group also includes Headway, a leading provider of mobile, programmatic, data and performance digital marketing solutions primarily in the United States, Mexico and other markets in Latin America. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations, and the Company disclaims any duty to update any forward-looking statements made by the Company. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission.

# # #

(Financial Table Follows)

Entravision Communications

For more information, please contact:

Christopher T. Young	Mike Smargiassi/Brad Edwards
Chief Financial Officer	Brainerd Communicators, Inc.
Entravision Communications Corporation	212-986-6667
310-447-3870

Entravision Communications

Entravision Communications Corporation

Consolidated Balance Sheets

(In thousands; unaudited)

	June 30,	December 31,
	2017	2016

ASSETS
Current assets
Cash and cash equivalents	$60,637	$61,520
Trade receivables, net of allowance for doubtful accounts	70,781	65,072
Prepaid expenses and other current assets	6,183	4,870
Total current assets	137,601	131,462
Property and equipment, net	56,837	55,368
Intangible assets subject to amortization, net	27,437	13,120
Intangible assets not subject to amortization	220,701	220,701
Goodwill	69,316	50,081
Deferred income taxes	36,558	44,677
Other assets	4,594	2,512
Total assets	$553,044	$517,921

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$3,750	$3,750
Accounts payable and accrued expenses	47,183	30,810
Total current liabilities	50,933	34,560
Long-term debt, less current maturities, net of unamortized debt issuance costs	285,153	286,697
Other long-term liabilities	27,132	13,208
Total liabilities	363,218	334,465

Stockholders' equity
Class A common stock	7	7
Class B common stock	2	2
Class U common stock	1	1
Additional paid-in capital	901,806	904,867
Accumulated deficit	(709,910)	(718,444)
Accumulated other comprehensive income (loss)	(2,080)	(2,977)
Total stockholders' equity	189,826	183,456
Total liabilities and stockholders' equity	$553,044	$517,921

Entravision Communications

Entravision Communications Corporation

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three-Month Period		Six-Month Period
	Ended June 30,		Ended June 30,
	2017	2016	2017	2016

Net revenue	$70,509	$64,829	$128,019	$122,942

Expenses:
Cost of revenue - digital media	8,762	2,373	10,514	4,212
Direct operating expenses	29,915	28,538	57,007	56,103
Selling, general and administrative expenses	12,030	11,410	23,230	22,845
Corporate expenses	5,619	5,293	11,486	10,897
Depreciation and amortization	4,577	3,885	8,123	7,912
Foreign currency (gain) loss	351	-	351	-
	61,254	51,499	110,711	101,969
Operating income	9,255	13,330	17,308	20,973
Interest expense	(3,683)	(3,859)	(7,328)	(7,725)
Interest income	110	118	219	125
Income before income taxes	5,682	9,589	10,199	13,373
Income tax expense	(2,119)	(3,872)	(4,018)	(5,386)
Income (loss) before equity in net income (loss) of nonconsolidated affiliate	3,563	5,717	6,181	7,987
Equity in net income (loss) of nonconsolidated affiliate, net of tax	(68)	-	(68)	-
Net income	$3,495	$5,717	$6,113	$7,987

Basic and diluted earnings per share:
Net income per share, basic and diluted	$0.04	$0.06	$0.07	$0.09

Cash dividends declared per common share	$0.03	$0.03	$0.06	$0.06

Weighted average common shares outstanding, basic	90,354,982	89,134,412	90,296,057	89,015,934
Weighted average common shares outstanding, diluted	92,033,111	91,140,596	91,897,150	91,036,353

Entravision Communications

Entravision Communications Corporation

Consolidated Statements of Cash Flows

(In thousands; unaudited)

	Three-Month Period		Six-Month Period
	Ended June 30,		Ended June 30,
	2017	2016	2017	2016

Cash flows from operating activities:
Net income	3,495	$5,717	6,113	$7,987
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,577	3,885	8,123	7,912
Deferred income taxes	1,955	3,658	3,428	4,922
Amortization of debt issue costs	186	193	369	384
Amortization of syndication contracts	109	101	218	190
Payments on syndication contracts	(102)	(89)	(215)	(183)
Equity in net income (loss) of nonconsolidated affiliate	68	-	68	-
Non-cash stock-based compensation	1,085	944	2,060	1,890
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	2,602	(217)	13,581	5,583
(Increase) decrease in prepaid expenses and other assets	(556)	(5)	(1,447)	(383)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(3,029)	(282)	(8,992)	(3,876)
Net cash provided by operating activities	10,390	13,905	23,306	24,426
Cash flows from investing activities:
Purchases of short-term investments	-	-	-	(30,000)
Purchases of property and equipment and intangibles	(5,730)	(2,610)	(7,296)	(4,745)
Purchases of investments	(1,950)	-	(2,200)	-
Deposits on acquisitions	-	-	(190)	-
Purchase of a business, net of cash acquired	(7,489)	-	(7,489)	-
Net cash provided by (used in) investing activities	(15,169)	(2,610)	(17,175)	(34,745)
Cash flows from financing activities:
Proceeds from stock option exercises	215	870	526	1,270
Payments on long-term debt	(937)	(937)	(1,875)	(1,875)
Dividends paid	(2,826)	(2,788)	(5,647)	(5,569)
Net cash used in financing activities	(3,548)	(2,855)	(6,996)	(6,174)
Effect of exchange rates on cash and cash equivalents	(18)	-	(18)	-
Net increase (decrease) in cash and cash equivalents	(8,345)	8,440	(883)	(16,493)
Cash and cash equivalents:
Beginning	68,982	22,991	61,520	47,924
Ending	$60,637	$31,431	$60,637	$31,431

Entravision Communications

Entravision Communications Corporation

Reconciliation of Consolidated Adjusted EBITDA to Cash Flows From Operating Activities

(In thousands; unaudited)

The most directly comparable GAAP financial measure is operating cash flow. A reconciliation of this non-GAAP measure to cash flows from operating activities for each of the periods presented is as follows:

	Three-Month Period		Six-Month Period
	Ended June 30,		Ended June 30,
	2017	2016	2017	2016

Consolidated adjusted EBITDA (1)	14,924	18,171	27,494	30,782

Interest expense	(3,683)	(3,859)	(7,328)	(7,725)
Interest income	110	118	219	125
Income tax expense	(2,119)	(3,872)	(4,018)	(5,386)
Amortization of syndication contracts	(109)	(101)	(218)	(190)
Payments on syndication contracts	102	89	215	183
Equity in net losses of nonconsolidated affiliates	(68)	-	(68)	-
Non-cash stock-based compensation included in direct operating expenses	(307)	(300)	(530)	(621)
Non-cash stock-based compensation included in corporate expenses	(778)	(644)	(1,530)	(1,269)
Depreciation and amortization	(4,577)	(3,885)	(8,123)	(7,912)
Net income	3,495	5,717	6,113	7,987

Depreciation and amortization	4,577	3,885	8,123	7,912
Deferred income taxes	1,955	3,658	3,428	4,922
Amortization of debt issue costs	186	193	369	384
Amortization of syndication contracts	109	101	218	190
Payments on syndication contracts	(102)	(89)	(215)	(183)
Equity in net income (loss) of nonconsolidated affiliate	68	-	68	-
Non-cash stock-based compensation	1,085	944	2,060	1,890
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	2,602	(217)	13,581	5,583
(Increase) decrease in prepaid expenses and other assets	(556)	(5)	(1,447)	(383)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(3,029)	(282)	(8,992)	(3,876)
Cash flows from operating activities	10,390	13,905	23,306	24,426

(1)	Consolidated adjusted EBITDA is defined on page 1.

Entravision Communications

Entravision Communications Corporation

Reconciliation of Free Cash Flow to Cash Flows From Operating Activities

(In thousands; unaudited)

The most directly comparable GAAP financial measure is operating cash flow. A reconciliation of this non-GAAP measure to cash flows from operating activities for each of the periods presented is as follows:

	Three-Month Period		Six-Month Period
	Ended June 30,		Ended June 30,
	2017	2016	2017	2016
Consolidated adjusted EBITDA (1)	$14,924	$18,171	$27,494	$30,782
Net interest expense (1)	(3,387)	(3,548)	(6,740)	(7,216)
Cash paid for income taxes	(164)	(214)	(590)	(464)
Capital expenditures (2)	(5,730)	(2,610)	(7,296)	(4,745)
Free cash flow (1)	5,643	11,799	12,868	18,357

Capital expenditures (2)	5,730	2,610	7,296	4,745
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	2,602	(217)	13,581	5,583
(Increase) decrease in prepaid expenses and other assets	(556)	(5)	(1,447)	(383)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(3,029)	(282)	(8,992)	(3,876)
Cash Flows From Operating Activities	$10,390	$13,905	$23,306	$24,426

(1)	Consolidated adjusted EBITDA, net interest expense, and free cash flow are defined on page 1.
(2)	Capital expenditures are not part of the consolidated statement of operations.